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As filed with the Securities and Exchange Commission on May 15, 2007

Registration No. 333-140503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHTARGET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	04-3483216 (I.R.S. Employer Identification Number)
117 Kendrick Street, Suite 800 Needham, Massachusetts 02494 (781) 657-1000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Greg Strakosch
Chief Executive Officer
TechTarget, Inc.
117 Kendrick Street, Suite 800
Needham, Massachusetts 02494
(781) 657-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John J. Egan, III, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Mark G. Borden, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

        This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-140503) of TechTarget, Inc. is being filed primarily for the purpose of amending Item 16. Exhibits and Financial Statement Schedules and the Exhibit Index to the Registration Statement in order to file Exhibit 10.2 to the Registration Statement with the Securities and Exchange Commission. No changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fees.

SEC registration fee	$9,529
NASD filing fee	12,897
NASDAQ Global Market listing fee	125,000
Printing and engraving expenses	275,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	975,000
Miscellaneous	122,574

Total	$2,520,000

Item 14. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our amended and restated certificate of incorporation (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our amended and restated bylaws (the "Bylaws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the Bylaws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

        In addition, Article V of the Bylaws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the Bylaws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the Bylaws.

        In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors. These agreements will provide that we will indemnify each of our directors to the fullest extent permitted by law and the Charter and Bylaws. We may in the future enter into indemnification agreements with our executive officers on substantially the same terms.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock.

        In May 2004 and June 2004, we issued and sold an aggregate of 51,470,588 shares of series B preferred stock at a price of $1.36 per share. In December 2004, we issued and sold an aggregate of 10,141,302 shares of series C preferred stock at a price of $1.4791 per share.

        No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

        As of November 2006, there were outstanding options to purchase 17,456 shares of our common stock at an exercise price of $2.36 per share, the issuance of which may not have been exempt from registration or certain qualification requirements under federal or state securities laws. To address this issue, we made a rescission offer that was completed in December 2006 to all holders of these options pursuant to which we offered to repurchase these options for cash or shares of our common stock. In connection with the completion of the rescission offer, we issued 10,726 shares and paid out $6,561 in cash, which included statutory interest. The sales of securities pursuant to the rescission offer were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

  (b) Grants and Exercises of Stock Options.

        To date in 2007, pursuant to our 1999 Stock Option Plan, we issued and sold 331,519 shares of our common stock upon the exercise of stock options for aggregate consideration of $207,407.

        During 2006, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 4,243,500 shares of common stock with a weighted average exercise price of $7.36 per share to our employees. During 2006, 371,634 options were exercised for aggregate consideration of $553,659. During 2005, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 42,500 shares of common stock with a weighted average exercise price of $6.44 per share to our employees. During 2005, 141,725 options were exercised for aggregate consideration of $237,227. During 2004, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 1,074,475 shares of common stock with a weighted average exercise price of $4.40 per share to our employees. During 2004, 27,626 options were exercised for aggregate consideration of $50,402. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

  (c) Exercise of Warrant.

        In April 2004, we issued and sold 150,736 shares of our common stock upon the exercise of a warrant for aggregate consideration of $277,354.

        In February 2006, we issued and sold 184,233 shares of our common stock upon the exercise of a warrant for aggregate consideration of $338,988.

        The issuances of common stock upon the exercise of the warrants were made in reliance upon the exemption from registration proved by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        None.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a line of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, on May 15, 2007.

TECHTARGET, INC.
By:	/s/ GREG STRAKOSCH
Greg Strakosch Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 15, 2007:

Signature	Title(s)
/s/ GREG STRAKOSCH Greg Strakosch	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ERIC SOCKOL Eric Sockol	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
* Leonard Forman	Director
* Jay C. Hoag	Director
* Bruce Levenson	Director
* Roger M. Marino	Director
* Alan G. Spoon	Director
*By:	/s/ GREG STRAKOSCH Greg Strakosch Attorney-in-Fact

EXHIBIT INDEX

Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Third Amended and Restated Certificate of Incorporation of the Registrant
3.2**	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of the offering)
3.3**	Amended and Restated Bylaws of the Registrant
4.1**	Specimen Stock Certificate for shares of the Registrant's Common Stock
5.1**	Opinion of Goodwin Procter LLP
10.1**	Second Amended and Restated Investors' Rights Agreement by and among the Registrant, the Investors named therein and SG Cowen Securities Corporation, dated as of December 17, 2004
10.2	Form of Indemnification Agreement between the Registrant and its Directors and Officers
10.3†**	2007 Stock Option and Incentive Plan
10.4†**	Form of Incentive Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.5†**	Form of Non-Qualified Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.5.1**	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors
10.6†**	Form of Restricted Stock Agreement under the 2007 Stock Option and Incentive Plan
10.7†**	Executive Incentive Bonus Plan
10.8†**	1999 Stock Option Plan
10.9†**	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants prior to September 27, 2006)
10.10†**	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants on or after September 27, 2006)
10.10.1†**	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants to executives)
10.11†**	Form of Nonqualified Stock Option Grant Agreement under the 1999 Stock Option Plan
10.12**	Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of November 25, 2003
10.13**	First Amendment to Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of July 27, 2004
10.14**	Second Amendment to Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of December, 2004

10.15**	Third Amendment to Lease Agreement between the Registrant and Intercontinental Fund III for the premises located at 117 Kendrick Street, Needham, MA, dated as of September 21, 2006
10.16**	Credit Facility Agreement between the Registrant and Citizens Bank of Massachusetts, dated as of August 30, 2006
10.17†**	Employment Agreement between the Registrant and Greg Strakosch
10.18†**	Employment Agreement between the Registrant and Don Hawk
10.19†**	Employment Agreement between the Registrant and Eric Sockol
10.20†**	Employment Agreement between the Registrant and Kevin Beam
10.21†**	Employment Agreement between the Registrant and Rick Olin
21.1**	List of Subsidiaries
23.1**	Consent of Ernst & Young LLP
23.2**	Consent of PricewaterhouseCoopers LLP
23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.4**	Consent of MFA Risk Services, LLC
24.1**	Power of Attorney (included in page II-5)

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or any compensatory plan, contract or arrangement.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX